                                                           Exhibit 11

               THE COOPER COMPANIES, INC. AND SUBSIDIARIES
            Calculation of Net Income (Loss) Per Common Share
                 (In thousands, expect per share figures)
                               (Unaudited)

                                                  Three Months Ended     Six Months Ended
                                                       April 30,              April 30,

                                                 -------------------     -------------------
                                                   1994       1993         1994       1993
                                                 --------   --------     --------   --------
          Primary:
          Loss from continuing operations
            before extraordinary item            $ (3,850)  $ (6,183)    $ (9,000)  $ (8,867)
          Less, dividend requirements on
            Senior Exchangeable Redeemable
            Restricted Voting Preferred Stock           0        160            0        320
                                                 --------   --------     --------   --------
          Loss from continuing operations
            before extraordinary item              (3,850)    (6,343)      (9,000)    (9,187)
          Loss on sale of discontinued
            operations, net of taxes                    0    (13,657)           0    (13,657)
                                                 --------   --------     --------   --------

          Loss before extraordinary item           (3,850)   (20,000)      (9,000)   (22,844)
          Extraordinary item                            0          0            0        924
                                                 --------   --------     --------   --------

          Loss per common share                  $ (3,850)  $(20,000)    $ (9,000) $ (21,920)
                                                 --------   --------     --------   --------
                                                 --------   --------     --------   --------

          Weighted average number of common
            shares outstanding                     30,129     30,033       30,129     30,048
          Contingently issuable shares
            outstanding                               371          0          332          0
                                                 --------   --------     --------   --------
          Weighted average number of common
            and common equivalent shares
            outstanding for primary earnings
            per share                              30,500     30,033       30,461     30,048
                                                 --------   --------     --------   --------
                                                 --------   --------     --------   --------

          Earnings (loss) per common share:
            Continuing operations                $  (0.13)  $  (0.22)    $  (0.30)   $ (0.31)
            Discontinued operations                  0.00      (0.45)        0.00      (0.45)
                                                 --------   --------     --------   --------

            Loss before extraordinary item          (0.13)     (0.67)       (0.30)     (0.76)
            Extraordinary item                       0.00      (0.00)        0.00      (0.03)
                                                 --------   --------     --------   --------
          Loss per common share                  $  (0.13)  $  (0.67)    $  (0.30)   $ (0.73)
                                                 --------   --------     --------   --------
                                                 --------   --------     --------   --------
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